Exhibit 99.3

ANGIOTECH ANNOUNCES REDEMPTION OF PORTION OF SENIOR FLOATING RATE NOTES DUE 2013

Vancouver, BC, September 18, 2012—Angiotech Pharmaceuticals, Inc. (“Angiotech”) announced that on September 17, 2012, Deutsche Bank National Trust Company (the “Trustee”), issued notices of redemption on behalf of Angiotech under the applicable indentures to redeem $40,000,000 in aggregate principal amount of Angiotech’s Senior Secured Floating Rate Notes due 2013 (the “FR Notes”, CUSIP Number 034918AH5) and $22,000 in aggregate principal amount of Angiotech’s Senior Floating Rate Notes due 2013 (the “Old FR Notes”, CUSIP Number 034918AF9, and together with the FR Notes, the “Notes”). The redemption price for the Notes is equal to 100% of principal amount of the Notes, together with accrued and unpaid interest on the principal amount of the Notes to, but excluding, the redemption date, which is October 17, 2012. As of the date hereof, there are approximately $100 million in aggregate principal amount of FR Notes outstanding and $22,000 in aggregate principal amount of Old FR Notes outstanding.

“Our ability to proactively reduce our outstanding debt is the direct result of the strong business performance we have achieved during the first half of 2012,” said Thomas Bailey, President and CEO of Angiotech. “We feel this redemption transaction is a highly prudent use of our current excess cash resources, and will ultimately allow us the additional operational flexibility we will need to compete aggressively in our target markets.”

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2011 filed with the SEC on March 29, 2012 on Form 10K and our quarterly report for the quarter ended June 30, 2012 filed with the SEC on August 14, 2012 on Form 10Q.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2012 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech

Angiotech develops, manufactures and markets medical device products and technologies, primarily within the areas of interventional oncology, wound closure and ophthalmology. Our strategy is to utilize our precision manufacturing capabilities and our highly targeted sales and marketing capabilities to offer novel or differentiated medical device products to patients, physicians and other medical device manufacturers or distributors. For additional information about Angiotech, please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

ir@angio.com